Exhibit 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS

FOURTH QUARTER 2006 REVENUES; RESULTS OF INTERNAL REVIEW OF

STOCK OPTION GRANTING PRACTICES; RESTATEMENT AND

OTHER EVENTS

HOUSTON, TX (March 16, 2007)

Landry’s Restaurants, Inc. (NYSE: LNY) (the “Company”), one of the nation’s largest casual dining, hospitality and entertainment companies announced revenues from continuing operations for the fourth quarter of 2006 of $275.7 million compared to $261.2 million during the fourth quarter of 2005, an increase of 5.6%. Continuing operations excludes the Joe’s Crab Shack restaurants sold in November 2006. Revenues from continuing operations for the full year 2006 increased $236.8 million or 26.4% to $1.1 billion from $897.5 million in the prior year, which includes revenues associated with the Golden Nugget Hotels and Casinos acquired on September 27, 2005 of $231.3 million in 2006 compared to $65.6 million during 2005.

As previously disclosed in 2006, the Company initiated a voluntary internal review of its historical stock option granting practices. The review was overseen by the Board of Directors, including the independent directors, and conducted by legal counsel who also engaged accounting experts to assist in the review. The review was completed in 2007 and did not uncover any evidence of any intentional backdating or other wrongdoing. The review identified certain stock option awards for which the Company had historically used an incorrect measurement date to determine the amount of compensation expense to be recognized or failed to record compensation expense in accordance with generally accepted accounting principles. It was determined that the use of these incorrect measurement dates resulted primarily from administrative errors or incomplete granting actions as of the previously used measurement dates. As a result, the Company expects to restate its historical financial statements and has determined that the financial statements for the years 2001 and prior should no longer be relied upon. Although the Company has not completed its financial statements, it believes that the aggregate non-cash charges over the fourteen-year period will range between $6.0 million and $8.0 million, after tax.

The Company has voluntarily contacted the Securities and Exchange Commission and informed them of the review and its determination that a restatement of its historical financial statements is appropriate and that the Company’s Form 10-K filing will be delayed. As is standard with any self reporting of this subject matter, the Company expects to hear from the Securities and Exchange Commission that it will initiate an informal inquiry concerning the foregoing.

The Company also announced the sale of certain property during the first quarter of 2007, in Biloxi, MS for aggregate proceeds of approximately $16.0 million and that the Board of Directors has authorized an additional $50.0 million stock repurchase program. In addition, the Company further announced that it has signed a development agreement with Alsafar Group Holding to develop at least four Rainforest Cafe units in the Middle East over the next four years. The first unit of which is expected to open in 2008 in the Dubai Mall at the base of the tallest building in the world now under construction. As announced earlier today, the Company made an offer to acquire the Smith and Wollensky Restaurant Group for $9.75 in cash.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. In addition, the potential accounting, financial, tax and other affects of the Company’s review of its historical stock option granting practices or the Securities and Exchange Commission’s informal inquiry might have a material affect on the Company. The Company may not update or revise any forward-looking statements made in this press release.

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CONTACT:

Tilman J. Fertitta Chairman, President and CEO 718.850.1010 www.LandrysRestaurants.com	Rick Liem Senior Vice President and CFO 713.850.1010 www.LandrysRestaurants.com